Exhibit 5.2

ALLIANT TECHSYSTEMS INC.

March 8, 2007

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for Alliant Techsystems Inc., a Delaware corporation (the “Company”), and have advised the Company in connection the Registration Statement on Form S-3 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2007, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration for resale under the Securities Act of 1933 (the “Act”), of $300,000,000 aggregate principal amount of the Company’s 2.75% Convertible Senior Subordinated Notes due 2011 (the “Notes”), the guarantees (each, a “Subsidiary Guarantee”) by certain subsidiaries of the Company (the “Subsidiary Guarantors”) including Federal Cartridge Company, a Minnesota corporation (“Federal Cartridge”) and Micro Craft Inc., a Minnesota corporation (“Micro Craft”), and the shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company, issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated September 12, 2006 (the “Indenture”), among the Company, the Subsidiary Guarantors and the Bank of New York Trust Company, N.A., as trustee.

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.  Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that:

1.             Federal Cartridge is a validly existing corporation in good standing under the laws of Minnesota and has all requisite corporate authority to execute, deliver and perform its obligations under the Subsidiary Guarantee of Federal Cartridge (the “Federal Cartridge Guarantee”).

2.             The execution and delivery of the Federal Cartridge Guarantee by Federal Cartridge and performance of its obligations thereunder do not violate any law or regulation of the State of Minnesota applicable to Federal Cartridge.

3.             Micro Craft is a validly existing corporation in good standing under the laws of Minnesota and has all requisite corporate authority to execute, deliver and perform its obligations under the Subsidiary Guarantee of Micro Craft Inc. (the “Micro Craft Guarantee”).

4.             The execution and delivery of the Micro Craft Guarantee by Federal Cartridge and performance of its obligations thereunder do not violate any law or regulation of the State of Minnesota applicable to Micro Craft.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the present laws of the State of Minnesota and the facts as they presently exist.  I express no opinion with respect to the laws of any other jurisdiction and assume no obligation to revise or supplement this opinion in the event of future changes in the laws of the State of Minnesota.

I consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Subject to all of the limitations, qualifications and assumptions set forth herein, Gibson, Dunn & Crutcher LLP is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Keith D. Ross